Exhibit 10.1

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”), dated October 7, 2026, is entered into by and between Ohmyhome Limited, a Cayman Islands exempted company (the “Company”), and Magnus Capital Ventures Limited, a British Virgin Island company (the “Investor”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set out in this Agreement, the Company will have the right from time to time to issue and sell to the Investor, and the Investor will be required to purchase from the Company, up to $40,000,000 of the Company’s Class A ordinary shares, $0.000005 par value (the “Ordinary Shares”);

WHEREAS, the Ordinary Shares are listed for trading on the Nasdaq Capital Market under the symbol “OMH”; and

WHEREAS, the Company has filed with the SEC a registration statement on Form F-3 (File No. 333-285637), which was declared effective by the SEC on March 26, 2025 (the “Existing Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), registering, among other securities, Ordinary Shares for offer and sale by Company on a delayed or continuous basis, pursuant to Section 5 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). The offer and sale of the Ordinary Shares to be issued under this Agreement will be pursuant to the Existing Registration Statement, the Base Prospectus and one or more Prospectus Supplements.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Defined Terms

Section 1.01. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Article I:

“Advance Notice” means a written notice to the Investor, signed by an officer of the Company and substantially in the form attached as Exhibit A, specifying the amount of an Advance that the Company wishes to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company delivers (in accordance with Section 2.01(e) of this Agreement) to the Investor an Advance Notice, subject to the terms of this Agreement.

“Advance Shares” means the number of Ordinary Shares that the Company requests to issue and sell to the Investor in an Advance Notice.

“Advances” shall mean any issuance and sale from the Company to the Investor pursuant to Article II hereof.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any laws relating to sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the U.S. State Department, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

“Commitment Amount” shall mean $40,000,000 of Advance Shares.

“Commitment Period” shall mean the period commencing on the date hereof and expiring upon the date of termination of this Agreement in accordance with Section 8.01.

“Environmental Laws” shall mean all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Floor Price” shall mean $0.10 per advance share, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split or other similar transaction, the Floor Price after above-mentioned transactions shall mean the lower of (i) the adjusted price and (ii) $0.2

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Maximum Purchase Amount” means, with respect to any Advance, the lesser of (i) $3,000,000 and (ii) the unused portion of the Commitment Amount.

“Minimum Purchase Amount” means $200,000.00; provided that, if the unused portion of the Commitment Amount is less than such amount, the Minimum Purchase Amount shall equal such unused portion.

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

“Principal Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Prospectus” means any prospectus (including, without limitation, all amendments and supplements thereto) used in connection with the Registration Statement.

“Purchase Price” shall mean the lower of: (A) the closing price of the Ordinary Shares on the Principal Market as of the Trading Day immediately preceding the date of this Agreement, multiplied by 50% and (B) the lowest closing price of the Ordinary Shares on the Principal Market during the one hundred and eighty (180) Trading Days immediately preceding the applicable Advance Notice Date, multiplied by 50%, in each case rounded down to the nearest two (2) decimal places; provided that in no event shall the Purchase Price be less than the Floor Price.

“Restricted Issuance” means the issuance, incurrence or guaranty of any debt obligations (including any merchant cash advance, account receivable factoring or other similar agreement), other than trade payables in the ordinary course of business, or the issuance of any securities that (i) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Ordinary Shares; (ii) are or may become convertible into Ordinary Shares (including without limitation convertible debt, warrants or convertible preferred shares), with a conversion price that varies with the market price of the Ordinary Shares, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; (iii) have a fixed conversion price, exercise price or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security (a) due to a change in the market price of Company’s Ordinary Shares since the date of the initial issuance or (b) upon the occurrence of specified or contingent events directly or indirectly related to the business of Company (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or such debt security contains a fixed conversion price with a provision to increase the outstanding balance upon a breach or default; or (iv) are issued or will be issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the avoidance of doubt, Ordinary Shares issued pursuant to any of the following will not be considered Restricted Issuances: (i) private placement to non-US persons without registration rights; (ii) the issuance of equity based on a share incentive plan approved by the Board of Director and (iii) the issuance of Ordinary Shares in conjunction with acquisitions provided that such issuances do not cause a change of control or have variable price mechanisms.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” shall mean the Commitment Fee Shares and the Advance Shares to be issued from time to time hereunder pursuant to an Advance.

“Subsidiary” shall mean any Person in which the Company, directly or indirectly, (i) owns a majority of the outstanding capital stock or holds a majority equity or similar interest of such Person or (ii) controls or operates all or substantially all of the business, operations or administration of such Person.

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” means this Agreement together with all other agreements and instruments entered into or delivered by any party hereto in connection with the transactions contemplated hereby and thereby, in each case as amended from time to time.

ARTICLE II

Advances and Closings

Section 2.01. Advances; Mechanics. On the terms and subject to the conditions of this Agreement, the Company may, at its sole and exclusive option, elect to issue and sell Advance Shares to the Investor, and the Investor shall purchase those Advance Shares from the Company. The Company has no obligation to make such an election. Each such purchase and sale shall be governed by the following provisions:

(a) Prepayment. The Investor shall, within five (5) Trading Days after the date of this Agreement, wire $5 million in immediately available funds to the Company (the “Pre-Paid Credit”). The Pre-Paid Credit shall be applied to Advances as provided below. The Investor’s obligation to fund the Pre-Paid Credit shall not arise unless and until the Company has delivered the documents and satisfied the conditions specified in Section 2.03.

(b) Advance Notice. Once the Pre-Paid Credit has been delivered to the Company, the Company may, during the Commitment Period and on any Trading Day it selects on which the closing price on the Principal Market is at least the Floor Price, deliver an Advance Notice requiring the Investor to purchase Advance Shares. The amount specified in an Advance Notice shall not exceed the Maximum Purchase Amount or be less than the Minimum Purchase Amount. Subject to those limits, the Company alone shall determine, in its sole discretion, the amount of each Advance it wishes to issue and sell to the Investor and when to deliver the related Advance Notice.

(c) Ownership Limitation; Commitment Amount. At the request of the Company, the Investor will inform the Company of the amount of Ordinary Shares the Investor currently beneficially owns. In no event shall the number of Advance Shares issuable to the Investor pursuant to an Advance cause the aggregate number of Ordinary Shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Investor and its affiliates as a result of previous issuances and sales of Ordinary Shares to the Investor under this Agreement to exceed 9.99% of the then outstanding Ordinary Shares (the “Ownership Limitation”). In connection with each Advance Notice delivered by the Company, any portion of the Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Advance Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the amount of the Advance requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, each of the Company and the Investor shall promptly notify the other of such event.

(d) Registration and Exchange Limitation. The amount of an Advance may not exceed the amount registered under the Registration Statement then in effect (the “Registration Limitation”). Any portion of an Advance requested in an Advance Notice that would exceed the Registration Limitation shall be automatically withdrawn, without further action by the Company. The Advance Notice shall be deemed amended accordingly to reduce the aggregate amount requested by the withdrawn portion. Each party shall promptly notify the other whenever such an automatic withdrawal and amendment occurs.

(e) Date of Delivery of Advance Notice. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by email or facsimile on or before 4:00 p.m. Eastern Time (or later if waived by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by email or facsimile after 4:00 p.m. Eastern Time.

(f) Binding Commitment. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and, subject to Applicable Law and to Section 5.08, the Investor may sell Ordinary Shares after the receipt of such Advance Notice.

Section 2.02. Closings. Each closing of an Advance and the related sale and purchase of Advance Shares (a “Closing”) shall occur as soon as practicable on or after the applicable Advance Notice Date, following the procedures below. At each Closing, the Company and the Investor shall perform their respective obligations specified below:

(a) Delivery of Advance Shares. Promptly after receipt of the Advance Notice (and, in any event, not later than two (2) Trading Days after such receipt), the Investor shall pay to the Company the aggregate Purchase Price of the Advance Shares as set forth in the Advance Notice in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. Promptly upon receipt of such notification, the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor as set forth in the Advance Notice by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Notwithstanding the foregoing, all payments owed by the Investor pursuant to the Advance Notices shall first be deducted from the Pre-Paid Credit such that no additional payments shall be required from the Investor until the Pre-Paid Credit has been reduced to zero.

(b) The Advance Shares. Fractional shares shall not be issued; any fractional amount shall instead be rounded up to the next whole share. For so long as an effective Registration Statement covers the Advance Shares, those shares shall be issued without restrictive legends to facilitate their transfer by the Investor. The Investor understands and agrees that the absence of a restrictive legend does not alter its obligation to sell the Advance Shares only in compliance with the Securities Act, including any applicable prospectus delivery requirements, or pursuant to an available exemption.

(c) Additional Deliveries. No later than the applicable Closing, each party shall deliver to the other all documents, instruments and writings required to be delivered, or reasonably requested by either party, pursuant to this Agreement to implement and effect the transactions contemplated herein.

Section 2.03. Initial Closing Deliverables. On or prior to the funding of the Pre-Paid Credit, and in any event prior to the delivery of the first Advance Notice, the Company shall deliver, or cause to be delivered, to the Investor:

(a) duly executed copies of this Agreement and the other Transaction Documents to which the Company is a party;

(b) an opinion of Cayman Islands counsel to the Company, dated as of the date of funding of the Pre-Paid Credit and in form and substance reasonably satisfactory to the Investor, covering, among other customary matters, the Company’s due incorporation and good standing, corporate power and authority, due authorization, execution and delivery of the Transaction Documents and the valid issuance of the Securities as fully paid and non-assessable;

(c) an opinion of U.S. securities counsel to the Company, dated as of the date of funding of the Pre-Paid Credit and in form and substance reasonably satisfactory to the Investor, covering, among other customary matters, the enforceability of the Agreement under New York law, the effectiveness of the Registration Statement, the filing of the Prospectus Supplement and the registration of the offer and sale of the Securities under the Securities Act;

(d) a certificate executed by an authorized officer of the Company certifying that the representations and warranties of the Company contained herein are true and correct in all material respects, that the Company has performed in all material respects its covenants required to be performed prior to such date and that no Material Adverse Effect has occurred;

(e) a certificate of the secretary or other authorized officer of the Company attaching and certifying the Company’s memorandum and articles of association, the resolutions of the board of directors approving the Transaction Documents and the issuance of the Securities, and the incumbency and signatures of the officers executing the Transaction Documents;

(f) a certificate of good standing of the Company issued by the Registrar of Companies of the Cayman Islands, dated as of a recent date;

(g) evidence reasonably satisfactory to the Investor that the Form 6-K and the Prospectus Supplement covering the full Commitment Amount have been filed with the SEC and that the Registration Statement remains effective;

(h) evidence that the Advance Shares and the Commitment Fee Shares have been approved for listing on the Principal Market, subject only to official notice of issuance;

(i) irrevocable instructions to the Company’s transfer agent authorizing the issuance and delivery of the Securities through DTC’s DWAC system, without restrictive legends, in accordance with this Agreement; and

(j) such other customary certificates, instruments and documents as the Investor may reasonably request in connection with the transactions contemplated hereby.

ARTICLE III

Fees and Expenses

Section 3.01. Commitment Fee. Each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby, including the fees of its attorneys, accountants, appraisers and other engaged persons. At the Closing related to the first Advance Notice, the Company shall issue to the Investor or its designee 200,000 Ordinary Shares as a commitment fee (the “Commitment Fee Shares”). The Commitment Fee Shares shall be issued pursuant to the Registration Statement and shall be freely tradeable by the Investor upon receipt.

Section 3.02. Placement Agent and Other Fees. The Company has engaged Univest Securities, LLC (the “Placement Agent”) as a placement agent in connection with the transactions contemplated hereby pursuant to a Placement Agency Agreement, dated October 7, 2026. Except for the fees and expenses payable to the Placement Agent and as disclosed in the Prospectus Supplement, no commission, placement agent fee, finder’s fee or similar payment will become due and owing by the Company as a result of the transactions contemplated hereby. The Company shall be solely responsible for all such fees and expenses. To the Company’s knowledge, the Placement Agent is a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority. The Investor shall have no obligation with respect to any broker fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and the Company shall indemnify and hold harmless each of the Investor, the Investor’s employees, officers, directors, shareholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and reasonable attorneys’ fees) and expenses suffered in respect of any such claimed broker fees.

ARTICLE IV

Company Representations and Warranties

Except as set forth in the SEC Documents, the Company represents and warrants to the Investor as follows:

Section 4.01. Organization and Qualification. The Company and each Subsidiary are duly incorporated and validly existing under the laws of their respective jurisdictions of organization or incorporation, with the requisite power and authority to own their properties and conduct their businesses as currently conducted. Each is duly qualified to do business and is in good standing, to the extent applicable, in every jurisdiction where the nature of its business requires such qualification, except where a failure to be so qualified or in good standing would not have a Material Adverse Effect.

Section 4.02. Corporate Authority and Enforceability. The Company has all requisite corporate power and authority to execute and perform this Agreement and the other Transaction Documents and to issue the Securities on the terms specified herein and therein. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders. This Agreement and the other Transaction Documents to which it is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

Section 4.03. Valid Issuance of Securities. The Securities to be issued under this Agreement have been, or with respect to Advance Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights. The Advance Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 4.04. No Conflict. The Company’s execution, delivery and performance of the Transaction Documents, together with its consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities) will not (a) result in a violation of the memorandum and articles of association, as amended, or other organizational documents of the Company (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, with respect to clause (b) or (c), for any conflict, default or violation that would not reasonably be expected to have a Material Adverse Effect.

Section 4.05. Required Filings and Consents. No further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange, shareholder, investor or lender of the Company is required for the Company’s execution, delivery or performance of the Transaction Documents or the offer, issuance and sale of the Securities, except for: (a) the filing of the Prospectus Supplement pursuant to Section 6.01(b); (b) the filing of any current report on Form 6-K required in connection with the transactions contemplated hereby; (c) any filings, notifications or approvals required by the Principal Market; (d) any filing required under applicable state securities or “blue sky” laws.

Section 4.06. SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within two years preceding the date hereof or amended after the date hereof, or filed after the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act, being hereinafter referred to as the “SEC Documents”). The Company has made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents.

Section 4.07. Financial Statements. The consolidated financial statements of the Company contained or incorporated by reference in the SEC Documents, including the related notes and schedules, fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (a) such adjustments to accounting standards and practices as are noted therein, (b) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (c) such adjustments which will not be material, either individually or in the aggregate) during the periods involved. The other financial and statistical data concerning the Company and the Subsidiaries that are contained or incorporated by reference in the SEC Documents are fairly and accurately presented and were prepared on a basis consistent with the financial statements and books and records of the Company. There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required. The Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto). All disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 4.08. Registration Statement and Prospectus. The Registration Statement and the contemplated offer and sale of the Securities will satisfy the requirements of Rule 415 under the Securities Act and comply with that Rule in all material respects. The Investor and its counsel have been provided with, or have access through EDGAR to, copies of the Registration Statement, any Prospectus, all amendments and supplements thereto and all incorporated documents filed with the SEC on or before the date of this Agreement. The Company has not distributed any offering material in connection with the offering or sale of the Securities other than the Registration Statement and the Prospectus to which the Investor has consented, and will not distribute any other such material before the later of each Closing date and completion of the distribution of the Securities.

Section 4.09. Accuracy of Disclosure. The Registration Statement, when it became effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Notice Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. The Registration Statement, when it became effective, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 4.10. Conformity with Securities Act and Exchange Act. The Registration Statement, each Prospectus, any amendment or supplement to either, and all documents incorporated by reference therein conformed or will conform in all material respects to the applicable requirements of the Securities Act and the Exchange Act when filed with the SEC under either Act or upon becoming effective under the Securities Act, as applicable.

Section 4.11. Capitalization. As of the date hereof, the maximum number of shares the Company is authorized to issue is 180,000,000,000,000,000 Class A ordinary shares and 20,000,000,000,000,000 Class B ordinary shares. As of the date hereof, the Company had 1,911,893 Class A ordinary shares and 16,831 Class B ordinary shares outstanding. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed on the Nasdaq Capital Market under the trading symbol “OMH.” The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act, delisting the Ordinary Shares from the Nasdaq Capital Market, nor has the Company received any notification that the SEC or the Nasdaq Capital Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Nasdaq Capital Market.

Section 4.12. Intellectual Property Rights. The Company and its Subsidiaries own or have sufficient rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary for the conduct of their respective businesses as currently conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have received no written notice alleging that the Company or any Subsidiary has infringed trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the Company’s knowledge, no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, except as would not cause a Material Adverse Effect.

Section 4.13. Employee Relations. Neither the Company nor any Subsidiary is involved in a labor dispute that is reasonably likely to cause a Material Adverse Effect, and, to the knowledge of the Company or any Subsidiary, no such dispute is threatened.

Section 4.14. Environmental Laws. The Company and its Subsidiaries (a) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws, (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses, the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.15. Title to Property. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.16. Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 4.17. Internal Accounting Controls. Except as disclosed in the SEC Documents, the Company maintains internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) recorded asset accountability is compared with actual assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.18. Litigation. Except as disclosed in the SEC Documents, no action, suit, proceeding, inquiry or investigation is pending before or by any court, public board, government agency, self-regulatory organization or body against or affecting the Company, the Ordinary Shares or any Subsidiary in which an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19. Subsidiaries. The Company has Subsidiaries as set forth in the SEC Documents.

Section 4.20. Tax Status. Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (a) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown as, or otherwise determined to be, due on such returns, reports and declarations, except those being contested in good faith and (c) has recorded on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as would not have a Material Adverse Effect, the Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 4.21. Certain Transactions. Except for matters not required to be disclosed under Applicable Law (including matters not yet required to be disclosed at the relevant time) or matters disclosed in the SEC Documents, none of the officers or directors of the Company is currently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 4.22. Acknowledgment Regarding Investor’s Purchase of Securities. The Company acknowledges and agrees that, in entering into this Agreement and the transactions contemplated hereunder, the Investor acts solely as an arm’s length investor. The Investor is not acting as the Company’s financial advisor or fiduciary, or in any similar capacity. Any advice from the Investor or its representatives or agents concerning this Agreement or the transactions contemplated hereunder is merely incidental to the Investor’s purchase of Securities hereunder. The Company understands and acknowledges that it cannot request Advances while the Registration Statement is ineffective or if the issuance of Advance Shares under any Advance would violate a rule of the Principal Market. The Company further acknowledges and agrees that it is capable of evaluating and understanding, and that it understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 4.23. Relationship of the Parties. Neither the Company nor any of its subsidiaries or affiliates, nor any Person acting on behalf of any of them, is a client or customer of the Investor or any of its affiliates. Neither the Investor nor any of its affiliates has provided or will provide services to the Company, its affiliates or subsidiaries, or any Person acting on behalf of any of them. The Investor’s sole relationship with the Company is that of an investor under the Transaction Documents.

Section 4.24. Compliance with Laws. Except where a failure to comply would not have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with Applicable Laws. The Company has not received any notice alleging that the Company, any Subsidiary, or any director, officer or employee of either has failed to comply with Applicable Laws in a manner that would have a Material Adverse Effect. To the Company’s knowledge, no agent, affiliate or other Person acting on behalf of the Company or any Subsidiary has failed to comply with Applicable Laws in a manner that would have a Material Adverse Effect. The Company is not aware of any pending or contemplated change to any Applicable Law, regulation or governmental position that would have a Material Adverse Effect.

Section 4.25. Sanctions Matters. Neither the Company, nor any Subsidiary of the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary of the Company, is a Person that is, or is owned or controlled by a Person that is: (a) on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time; (b) the subject of any sanctions administered or enforced by OFAC, the U.S. State Department, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority; or (c) has a place of business in, or is operating, organized, resident or doing business in a country or territory that is, or whose government is, the subject of any OFAC economic sanction program (including, without limitation, programs related to Crimea, Cuba, Iran, North Korea, Sudan and Syria).

ARTICLE V

Investor Representations and Warranties

The Investor hereby represents and warrants to, and agrees with, the Company as follows:

Section 5.01. Organization and Authority. The Investor is duly incorporated, validly existing and in good standing in its jurisdiction of organization. It has all requisite power and authority to execute, deliver and perform this Agreement and all transactions contemplated hereby. All action necessary on the part of the Investor to authorize its investment decision, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby has been taken, and no other proceedings on its part are required. The person signing below has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. The Investor has duly executed and delivered this Agreement. Assuming its execution and delivery, and acceptance, by the Company, this Agreement will be the Investor’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 5.02. Investment Experience and Risk. The Investor’s knowledge and experience in financial, tax and business matters enable it to assess the merits and risks of an investment in the Company’s Ordinary Shares, bear the economic risks of that investment and protect its interests in the transactions contemplated hereby. The Investor acknowledges and agrees that an investment in the Company carries a high degree of risk and that it may lose some or all of its investment.

Section 5.03. No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it has had an opportunity to review this Agreement and the transactions contemplated hereby with its own legal counsel and investment and tax advisors. In acquiring Ordinary Shares under this Agreement, the Investor relies exclusively on those counsel and advisors for legal, tax, investment and other advice concerning the acquisition, the transactions contemplated hereby and the laws of any jurisdiction, and does not rely on statements or representations of the Company or its representatives or agents for such advice. The Investor acknowledges that it may lose part or all of its investment.

Section 5.04. Investment Purpose. The Investor is purchasing the Securities for investment for its own account, and not with a view to, or for resale in connection with, a public sale or distribution in violation of the Securities Act or applicable state securities laws. These representations do not constitute an agreement, representation or warranty by the Investor to retain any Securities for a minimum or other specified period. The Investor retains the right to dispose of the Securities at any time in accordance with, or pursuant to, the Registration Statement filed under this Agreement or an applicable exemption under the Securities Act. The Investor currently has no direct or indirect agreement or understanding with any Person to sell or distribute any Securities, and is acquiring the Securities hereunder in the ordinary course of its business.

Section 5.05. Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

Section 5.06. Information and Due Diligence. The Investor and its advisors, including counsel, if any, have received all materials concerning the Company’s business, finances and operations and all information the Investor considered material to an informed investment decision. They have had the opportunity to put questions to the Company and its management and have received answers. Neither those inquiries nor any other due diligence undertaken by the Investor, its advisors, counsel or representatives modifies, amends or affects the Investor’s right to rely on the Company’s representations and warranties in this Agreement. The Investor acknowledges and agrees that no representations or warranties have been made to it by the Company, and that it has not relied on any representations or warranties of the Company, its employees or any third party, other than the Company’s representations and warranties contained in this Agreement. The Investor understands the high degree of risk involved in its investment and has obtained such accounting, legal and tax advice as it considered necessary to make an informed investment decision regarding the transactions contemplated hereby.

Section 5.07. Affiliate Status. The Investor is not an officer, director or a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 5.08. Trading Activities. The Investor’s trading activities with respect to the Ordinary Shares shall comply with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market. Neither the Investor nor its affiliates has any open short position in the Ordinary Shares, nor has the Investor entered into any hedging transaction that establishes a net short position with respect to the Ordinary Shares, and the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales or hedging transactions with respect to the Ordinary Shares; provided that the Company acknowledges and agrees that upon delivery of an Advance Notice the Investor has the right to sell (a) the Advance Shares to be issued to the Investor pursuant to the Advance Notice prior to receiving such Advance Shares, or (b) other Ordinary Shares sold by the Company to the Investor pursuant to this Agreement and which the Investor has continuously held as a long position.

ARTICLE VI

Covenants of the Parties

During the Commitment Period, the Company and the Investor make the following covenants to each other, with each party’s covenants being for the benefit of the other party:

Section 6.01. Registration Statement.

(a) Filing of Registration Statement. The Company has filed, in accordance with the provisions of the Securities Act and the rules and regulations thereunder, with the SEC a shelf registration statement on Form F-3 (File Number 333-285637) (including any amendments, all documents filed as part thereof or incorporated by reference therein, and including any information contained in the Prospectus and the Prospectus Supplement (as defined below) or deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act, the “Registration Statement”) including a base Prospectus, with respect to the issuance and sale of securities by the Company, including Ordinary Shares, which contains, among other things a plan of distribution section disclosing the methods by which the Company may sell the Ordinary Shares. The Registration Statement was declared effective on March 26, 2025 and remains in effect on the date hereof.

(b) Initial Disclosure. Promptly following execution of this Agreement, the Company shall furnish to the SEC a Form 6-K, or another appropriate form selected by its counsel, concerning the transactions contemplated hereby. The Company shall also file, pursuant to Rule 424(b) under the Securities Act, a Prospectus Supplement for the full Commitment Amount and the Commitment shares. That supplement shall disclose all information concerning the contemplated transactions required to be disclosed therein and an updated plan of distribution, including, without limitation, the Investor’s name, the amount of Securities offered hereunder, the offering terms, the Purchase Price and other material offering terms, together with any other information or disclosure necessary to register the transactions contemplated herein (the “Prospectus Supplement”).

(c) Maintenance of the Registration Statement. Throughout the Commitment Period, the Company shall use commercially reasonable efforts to keep the Registration Statement effective with respect to the Securities. That obligation shall cease on the earliest of (i) the date the Investor has purchased the full Commitment Amount and completed resale of the full Commitment Amount, (ii) the 90th day after the Investor has purchased the full Commitment Amount and (iii) the 90th day after this Agreement terminates in accordance with its terms. The Investor agrees to notify the Company when all subsequent resales have been completed. Notwithstanding any other provision of this Agreement, the Company shall ensure that the Registration Statement, when filed, contains no untrue statement of a material fact and does not omit a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of Prospectuses, in light of the circumstances in which those statements were made).

(d) Review of the Prospectus Supplement. Not less than one (1) Trading Day prior to the filing of the Prospectus Supplement, the Company shall furnish to the Investor a copy of the proposed Prospectus Supplement, which will be subject to the reasonable and prompt review of the Investor (if the Prospectus Supplement contains material non-public information as consented to by the Investor, the information provided to the Investor will be kept strictly confidential until filed and treated as subject to Section 6.05). The Investor shall furnish comments on the Prospectus Supplement to the Company within 24 hours of the receipt thereof. If the Investor fails to provide comments to the Company within such 24-hour period, then the Prospectus Supplement shall be deemed accepted by the Investor in the form originally delivered by the Company to the Investor.

(e) Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Law, (i) register and qualify the Ordinary Shares covered by the Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Ordinary Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its memorandum and articles of association, as amended, or other organizational documents, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Ordinary Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 6.02. Listing of Ordinary Shares. As of each Advance Notice Date, the Advance Shares to be sold by the Company hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market.

Section 6.03. Exchange Act Registration. Throughout the Commitment Period, the Company shall timely file all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall neither take any action nor file any document to terminate or suspend its reporting or filing obligations under that Act, whether or not the Exchange Act or the rules thereunder would permit such action or filing.

Section 6.04. Trading on Principal Market. During the Commitment Period, trading in the Ordinary Shares will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on the Principal Market for a period of more than five (5) consecutive Trading Days.

Section 6.05. Registration Events and Suspension of Advances. The Company shall promptly notify the Investor, and confirm that notice in writing, after becoming aware of any of the following events in respect of the Registration Statement or related Prospectus (in each case, any information furnished to the Investor in connection with the notice will be kept strictly confidential): (a) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (b) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (c) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Ordinary Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (d) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law; and (e) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Advance Shares pursuant to any pending Advance Notice, while any such event continues.

Section 6.06. Market Activities. The Company shall not take any direct or indirect action designed to cause or result in price stabilization or manipulation of any of its securities under Regulation M of the Exchange Act, or any action that constitutes or might reasonably be expected to constitute such stabilization or manipulation.

Section 6.07. Expenses. Whether or not the contemplated transactions are consummated or this Agreement is terminated, the Company shall pay all expenses incidental to performing its obligations hereunder, including, without limitation, (a) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto; (b) the preparation, issuance and delivery of any Securities issued pursuant to this Agreement, (c) all reasonable fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance of doubt, the fees and disbursements of the Investor’s counsel, accountants and other advisors), (d) the qualification of the Securities under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (e) the printing and delivery of copies of any Prospectus and any amendments or supplements thereto, (f) the fees and expenses incurred in connection with the listing or qualification of the Securities for trading on the Principal Market, and (g) filing fees of the SEC and the Principal Market.

Section 6.08. Confidentiality. The Company shall not provide, and shall cause its Subsidiaries and the respective officers, directors, employees and agents of the Company and its Subsidiaries not to provide, the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion and if granted must include an agreement to keep such information confidential until publicly disclosed), it being understood that the mere notice to the Investor required under Section 6.05(e) hereof will not, by itself, be deemed material non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose promptly following the date hereof, but in any event prior to delivering the first Advance Notice hereunder, any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries.

Section 6.09. Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 6.10. Non-Disclosure of Non-Public Information. The Company agrees that, other than as expressly required by Section 6.05 hereof, or, with the Investor’s consent pursuant to Section 6.01(d), it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the Securities Act, the Exchange Act, or the rules and regulations of the SEC) to the Investor without also disseminating such information to the public, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review. Absent a specific written agreement, the Investor shall not have a duty of confidentiality, or be deemed to have agreed to maintain information in confidence, with respect to the delivery of any Advance Notices.

Section 6.11. Reservation of Shares. Throughout the Commitment Period, the Company shall maintain a reserve of duly authorized and unissued Ordinary Shares sufficient to satisfy the full Commitment Amount, calculated at the Floor Price, and shall keep those shares available for that purpose.

Section 6.12. Restricted Issuance. During the Commitment Period, the Company will not make any Restricted Issuance without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion.

ARTICLE VII

Indemnification and Liability

Section 7.01. Indemnification by the Company. In addition to its other obligations under this Agreement and in consideration of the Investor’s execution and delivery hereof, the Company shall defend, protect, indemnify and hold harmless the Investor and its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each Person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Securities as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. If and to the extent the Company’s foregoing undertaking is unenforceable under Applicable Law, the Company shall contribute to the payment and satisfaction of each Indemnified Liability to the maximum extent permitted by Applicable Law.

Section 7.02. Indemnification by the Investor. In addition to its other obligations under this Agreement and in consideration of the Company’s execution and delivery hereof, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Securities as originally filed or in any amendment thereof, or in any related Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. If and to the extent the Investor’s foregoing undertaking is unenforceable under Applicable Law, the Investor shall contribute to the payment and satisfaction of each Indemnified Liability to the maximum extent permitted by Applicable Law.

Section 7.03. Indemnification Procedures. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article VII, give the indemnifying party written notice of that commencement; but failure to provide that notice will not relieve it of liability under this Article VII except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, if the indemnifying party so elects, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably informed of the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article VII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 7.04. Remedies and Survival. The remedies provided for in this Article VII are not exclusive and shall not limit any right or remedy which may be available to any indemnified Person at law or equity. The obligations of the parties to indemnify or make contribution under this Article VII shall survive expiration or termination of this Agreement for a period of three years.

Section 7.05. Limitations on Liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

ARTICLE VIII

General Provisions

Section 8.01. Termination.

(a) Automatic Termination. Unless terminated earlier under this Agreement, this Agreement shall end automatically on the earlier of (i) the first day of the month immediately following the 24-month anniversary of the date hereof and (ii) the date on which the Investor has paid for Advances under this Agreement for Advance Shares equal to the Commitment Amount.

(b) Termination by Mutual Consent. The parties may terminate this Agreement at any time by mutual written consent. Termination shall take effect on the date of that consent unless the written consent specifies otherwise.

(c) Voluntary Termination. So long as the Pre-Paid Credit is zero and no Advancement Notice is pending, the Company shall have the right to terminate this Agreement upon fifteen (15) days’ prior written notice to Investor. Each of the foregoing conditions must be satisfied both on the date the termination notice is delivered and on the effective date of termination; otherwise, such termination notice shall automatically be null and void.

(d) Mandatory Utilization of Pre-Paid Credit. If, upon the expiration or termination of this Agreement (other than pursuant to clause (a)(ii) above), any portion of the Pre-Paid Credit remains unutilized (the “Unutilized Balance”), the Company shall, within five (5) Trading Days prior to the effective date of such expiration or termination, deliver an Advance Notice (or multiple Advance Notices) sufficient to fully utilize the remaining Pre-Paid Credit, subject to the Ownership Limitation. To the extent any Unutilized Balance remains after giving effect to the Ownership Limitation, the Company shall promptly issue to the Investor or its designee, at the then-applicable Purchase Price, such number of Advance Shares as equals the Unutilized Balance divided by the Purchase Price (rounded up to the nearest whole share). Notwithstanding the foregoing, if the issuance of such Advance Shares is not permitted under applicable law or the rules of the Principal Market, the Company shall instead repay the Unutilized Balance to the Investor in cash within five (5) Trading Days following the effective date of such expiration or termination.

(e) Effect of Termination. Nothing in this Section 8.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article VII shall survive termination hereunder.

Section 8.02. Non-Exclusive Agreement. Subject to Section 6.12, this Agreement and the rights granted to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Ordinary Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future shares. Notwithstanding the foregoing, the Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Company from entering into a variable rate transaction with the Investor or any affiliate of the Investor, or from issuing Ordinary Shares, preferred shares, warrants, convertible notes, other debt securities, or any other Company securities to the Investor or any affiliate of the Investor.

Section 8.03. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York for the adjudication of any dispute arising out of or relating to this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

Section 8.04. Specific Performance. Each party acknowledges and agrees that its failure to perform any material provision of this Agreement or any other Transaction Document in accordance with its specific terms may cause irreparable harm to the other party. In addition to any remedy available at law or in equity, each party may seek injunctive relief or specific performance to prevent or cure a breach of this Agreement or any other Transaction Document.

Section 8.05. Execution in Counterparts. The parties may execute this Agreement in two (2) or more counterparts. Each counterpart shall be deemed an original, and together they shall constitute one instrument. Delivery may be made by facsimile, electronic mail (including pdf or an electronic signature complying with the U.S. federal ESIGN Act of 2000, such as www.docusign.com) or another transmission method. Any counterpart delivered in that manner shall be deemed duly and validly delivered and shall be valid and effective for all purposes.

Section 8.06. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

Section 8.07. Severability. To the extent a provision of this Agreement conflicts with an applicable statute or rule of law and is invalid or unenforceable, it shall be inoperative to the extent of that conflict and shall be deemed modified to conform to the applicable statute or rule. The invalidity or unenforceability of a provision under any law shall not impair the validity or enforceability of the other provisions of this Agreement.

Section 8.08. Entire Agreement and Amendments. With respect to the matters covered herein, this Agreement sets out the parties’ entire understanding and supersedes all prior oral or written agreements between the Investor, the Company, their respective affiliates and Persons acting on their behalf. Except as expressly provided herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking concerning those matters. An amendment to this Agreement must be in a written instrument signed by both parties. A waiver must be in a written instrument signed by the party against whom it is to be enforced. A failure or delay in exercising a power, right or privilege hereunder shall not constitute a waiver, and a single or partial exercise shall not preclude any other or further exercise of that power, right or privilege or of any other power, right or privilege.

Section 8.09. Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Section 8.10. Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile or e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (c) five (5) days after being sent by certified mail, return receipt requested, or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof and will be deemed delivered on the date set forth in Section 2.01(e)) shall be as set forth below. Either may change its information contained in this Section 8.10 by delivering notice to the other party as set forth herein.

If to the Company:

Ohmyhome Limited

Attn: Agus Prasetyo, Chief Executive Officer

1 Kampong Ampat

#08-11 One KA MacPherson

Singapore 368314

Email: agus@omsw.net

If to the Investor:

Magnus Capital Ventures Limited

Attn: Lai Chung Sieng David, Director

Ritter House, Wickhams CayIl

P.O.Box3170 Road TownTortolaVG1110

VIRGIN ISLANDS, BRITISH

Email: david@magnuscapitalventures.com

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:

Ohmyhome Limited

By:	/s/ Agus Prasetyo
Name:	Agus Prasetyo
Title:	Chief Executive Officer

INVESTOR:

Magnus Capital Ventures Limited

By:	/s/ Lai Chung Sieng David
Name:	Lai Chung Sieng David,
Title:	Director

EXHIBIT A

ADVANCE NOTICE

OHMYHOME LIMITED

TO: Magnus Capital Ventures Limited

Dated: [ ]	Advance Notice Number: [●]

We refer to the equity purchase agreement, dated October 7, 2026 (the “Agreement”), entered into by and between OHMYHOME LIMITED and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

Give you notice that we require you to purchase ____________ Shares pursuant to the Agreement; and

Purchase Price per Advance Share: $[●].

Aggregate Purchase Price to be delivered in immediately available funds to the account designated by the Company: $[●].

Certify that, as of the date hereof, the conditions set forth in Section 4 of the Agreement are satisfied.

5. Number of Class A Ordinary Shares of the Company outstanding as of the date of this Advance Notice: [●].

The undersigned has executed this Advance Notice as of the date first set forth above.

OHMYHOME LIMITED

By:
Name:	Agus Prasetyo
Title:	Chief Executive Officer